Exhibit 99.1
KBR

601 Jefferson St. •    Houston, Texas  77002
Phone  713.753.3011  •  Fax  713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
July 29, 2010		Director, Investor Relations
713-753-5082

Heather Browne
Director, Media Relations
713-753-3775

KBR ANNOUNCES SECOND QUARTER 2010 RESULTS: REVENUE OF $2.7 BILLION; $0.66 EARNINGS PER DILUTED SHARE; CASH OF $1.2 BILLION

▪	Full year 2010 guidance for earnings per diluted share raised to $1.75 to $2.00

▪	Cash flows from operating activities of $432 million for the first six months of 2010

▪	Revenue of $2.7 billion, which included an expected decrease of $468 million for North America Government & Defense compared to prior year second quarter, substantially related to LogCAP III

▪	In the second quarter of 2010, KBR repurchased approximately 2.8 million shares for approximately $62 million

HOUSTON, Texas – KBR (NYSE:KBR) announced today that second quarter 2010 net income attributable to KBR was $106 million, or $0.66 per diluted share, compared to net income attributable to KBR of $67 million, or $0.42 per diluted share, in the second quarter of 2009.

Consolidated revenue in the second quarter of 2010 was $2.7 billion compared to $3.1 billion in the second quarter of 2009. Consolidated operating income was $199 million in the second quarter of 2010 compared to $137 million in the second quarter of 2009.

Hydrocarbons business group revenue and job income in the second quarter of 2010 was $1.0 billion and $141 million, up 8% and 32%, respectively, compared to the prior year second quarter. The Infrastructure, Government, and Power (IGP) business group revenue was $1.2 billion in the second quarter of 2010, down $461 million compared to the prior year second quarter, primarily related to reduced activity on LogCAP III. The IGP job income was $144 million in the second quarter of 2010, up $23 million compared to the prior year second quarter. Services revenue and job income in the second quarter of 2010 was $452 million and $43 million, down $46 million and up $2 million, respectively, compared to the second quarter of 2009.

“Overall, I am pleased with the quarter’s results in what continues to be a challenging global business environment. In our North American engineering and construction markets as well as in our international infrastructure and minerals markets, we are seeing economic recovery coming at slower rates than we had envisioned at the beginning of the year. We expect these markets to continue to recover over time, but at perhaps a slower, more measured pace,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “Looking forward, I am pleased with the execution in all KBR’s operating businesses and the ability for these businesses to capture the opportunities we are seeing in the marketplace.”

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Hydrocarbons Business Group Results

Gas Monetization job income was $83 million in the second quarter of 2010 compared to job income of $50 million in the second quarter of 2009. The second quarter of 2010 included a positive net contribution of $36 million related to change orders received, net of additional subcontractor claims costs on the Yemen LNG project. The increase in job income was also related to increased work on the Gorgon LNG project, partially offset by lower activity on the Escravos GTL and Skikda LNG projects.

Oil and Gas job income was $13 million in the second quarter of 2010 compared to job income of $26 million in the second quarter of 2009. The decrease is primarily due to various projects that were either completed in 2009 or nearing completion at the end of the second quarter of 2010. Partially offsetting these decreases were progress on new project awards, including Chirag Oil project, Big Foot, and other projects, as well as higher chargeability at Granherne. Job income in the second quarter of 2010 included approximately $4 million in legal and other costs associated with the legacy Barracuda-Caratinga project arbitration.

Downstream job income was $28 million in the second quarter of 2010 compared to job income of $20 million in the second quarter of 2009. The increase in job income was primarily related to increased activity on the Lobito refinery in Angola and the Ras Tanura and Shaybah NGL projects in Saudi Arabia, partially offset by a charge of approximately $9 million related to a receivables reserve adjustment. Job income in the second quarter of 2009 was impacted by $7 million in additional costs related to the commissioning and start-up of the EBIC ammonia project.

Technology job income was $17 million in the second quarter of 2010 compared to job income of $11 million in the second quarter of 2009. The increase in job income was primarily due to a new grassroots ammonia and urea project in Turkmenistan, a new olefins project in China, and two new ammonia projects in India.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $92 million in the second quarter of 2010 compared to job income of $69 million in the second quarter of 2009. The increase in job income was primarily related to $60 million in LogCAP III award fees recognized in the second quarter of 2010 for work performed during the period of May 2008 through August 2009. The increase in job income was partially offset by lower overall volume on LogCAP III projects in Iraq and Afghanistan and approximately $10 million in legal fees and unallowable costs related to activity from earlier years of LogCAP III in the second quarter of 2010. In addition, the second quarter of 2009 included approximately $18 million in accrued LogCAP III award fees compared to no award fees accrued for work performed during the second quarter of 2010.

International Government and Defense (IGD) job income was $22 million in the second quarter of 2010 compared to job income of $21 million in the second quarter of 2009. The increase in job income was primarily related to increased construction margins on the Allenby and Connaught project and higher volumes on the CONLOG and other U.K. Ministry of Defence projects. Partially offsetting this increase was the completion of the Tier 3 Basra project in Iraq.

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Infrastructure and Minerals (I&M) job income was $15 million in the second quarter of 2010 compared to job income of $20 million in the second quarter of 2009. The decrease in job income was related to lower overall activity on several water projects and a minerals project in Australia.

Power and Industrial (P&I) job income was $15 million in the second quarter of 2010 compared to job income of $11 million in the second quarter of 2009. The increase in job income was primarily related to a new waste-to-energy project in Florida and change orders on a completed power project in Georgia.

Services Results

Services job income was $43 million in the second quarter of 2010 compared to job income of $41 million in the second quarter of 2009. The increase in job income was driven by increased activity on the Scotford Upgrader project in Canada, the Hunt refining project in Alabama, a bio energy project in Virginia, and the DuPont maintenance project, which was largely offset by completed projects in 2009.

Ventures Results

Ventures job income was $8 million in the second quarter of 2010 compared to job income of $2 million in the second quarter of 2009. The increase in job income was related to improved financial performance at the EBIC ammonia project, which in the second quarter of 2009 was still in the testing and commissioning phase, and the consolidation of a heavy equipment transport project for the U.K. military effective from January 1, 2010.

Corporate

Corporate general and administrative expense in the second quarter of 2010 was $55 million compared to $54 million the prior year second quarter.

Total cash provided by operating activities for the first six months of 2010 was $432 million, primarily related to collections in the Gas Monetization and the North America Government and Defense businesses.

Full Year 2010 Outlook

▪	Full year 2010 guidance for earnings per diluted share is $1.75 to $2.00

▪	KBR anticipates that the 2010 LogCAP revenues will now be approximately 60% of the 2009 levels, an increase from the approximate 50% reflected in the previous guidance

Significant Achievements and Awards

▪
KBR announced that it acquired Houston-based Energo Engineering. Energo provides Integrity Management and advanced structural engineering services to the offshore oil and gas industry. Energo will be integrated into KBR's Granherne subsidiary, which will enable that business to expand its capabilities worldwide as well as support FEED and detailed design projects.

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▪
KBR announced that it formed a new joint venture, SK-KBR Technologies Pte. Ltd. (SK-KBR), with Korean-based SK Energy Co., Ltd. (SK Energy). Under the Shareholders' Agreement, SK-KBR is granted exclusive world-wide rights to market and license SK Energy's petrochemical and related process technologies on a global scale.

▪
During the second quarter of 2010, the Technology business unit announced approximately $90 million in new awards for various licensing, engineering and process design services projects in China, Argentina, and Brazil.

▪
During the second quarter of 2010, the Services business unit announced approximately $277 million in new awards for various construction and maintenance services, including preconstruction, construction, renovation and repair, and construction management. These services will be provided in North Carolina, Missouri, Georgia, Delaware, and Ohio.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power, and industrial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 25, 2010, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	June 30,	March 31,
	2010	2009	2010
Revenue:
Hydrocarbons	$1,004	$933	$922
Infrastructure, Government and Power	1,197	1,658	1,274
Services	452	498	415
Ventures	13	3	15
Other	5	9	5
Total revenue	2,671	3,101	2,631
Business unit income (loss):
Hydrocarbons	116	83	76
Infrastructure, Government and Power	105	86	46
Services	25	24	21
Ventures	7	1	8
Other	(1)	-	1
Total business unit income	252	194	152
Unallocated costs:
Loss on disposition of assets - corporate	(2)	-	-
Labor cost absorption	4	(3)	(4)
Corporate general and administrative	(55)	(54)	(49)
Operating income	199	137	99
Interest expense, net	(5)	-	(4)
Foreign currency losses, net	(3)	(4)	(2)
Other non-operating expenses	-	(1)	-
Income before income taxes and noncontrolling interests	191	132	93
Provision for income taxes	(69)	(49)	(34)
Net income	122	83	59
Net income attributable to noncontrolling interests	(16)	(16)	(13)
Net income attributable to KBR	$106	$67	$46

Net income attributable to KBR per share (a):
Basic	$0.66	$0.42	$0.29
Diluted	0.66	0.42	0.29

Basic weighted average shares outstanding	160	160	160
Diluted weighted average shares outstanding	161	161	161

Cash dividends declared per share (b)	$0.05	$0.05	$0.05

(a) Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(b) The dividend in the second quarter of 2010 was declared in May 2010 for shareholders of recordas of June 15, 2010.

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KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Revenue:
Hydrocarbons	$1,926	$1,817
Infrastructure, Government and Power	2,471	3,481
Services	867	973
Ventures	28	11
Other	10	19
Total revenue	5,302	6,301
Business unit income:
Hydrocarbons	192	160
Infrastructure, Government and Power	151	171
Services	46	43
Ventures	15	11
Other	-	1
Total business unit income	404	386
Unallocated costs:
Loss on disposition of assets - corporate	(2)	-
Labor cost absorption	-	(2)
Corporate general and administrative	(104)	(103)
Operating income	298	281
Interest income (expense), net	(9)	1
Foreign currency gains (losses), net	(5)	1
Other non-operating expenses	-	(1)
Income before income taxes and noncontrolling interests	284	282
Provision for income taxes	(103)	(104)
Net income	181	178
Net income attributable to noncontrolling interests	(29)	(34)
Net income attributable to KBR	$152	$144

Net income attributable to KBR per share (a):
Basic	$0.94	$0.90
Diluted	0.94	0.89

Basic weighted average shares outstanding	160	160
Diluted weighted average shares outstanding	161	161

Cash dividends declared per share (b)	$0.10	$0.10

(a) Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(b) The dividend in the second quarter of 2010 was declared in May 2010 for shareholders of record as of June 15, 2010.

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KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and equivalents	$1,235	$941
Receivables:
Accounts receivable, net	1,419	1,243
Unbilled receivables on uncompleted contracts	529	657
Total receivables	1,948	1,900
Deferred income taxes	216	192
Other current assets	404	608
Total current assets	3,803	3,641
Property, plant and equipment, net of accumulated
depreciation of $299 and $264	335	251
Goodwill	696	691
Intangible assets, net	77	58
Equity in and advances to related companies	226	164
Noncurrent deferred income taxes	103	120
Noncurrent unbilled receivables on uncompleted contracts	320	321
Other assets	87	81
Total assets	$5,647	$5,327

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$977	$1,045
Due to former parent, net	49	53
Advanced billings on uncompleted contracts	621	407
Reserve from estimated losses on uncompleted contracts	31	40
Employee compensation and benefits	239	191
Current non-recourse project-finance debt of a variable interest entity	8	-
Other current liabilities	492	552
Current liabilities related to discontinued operations, net	2	3
Total current liabilities	2,419	2,291
Noncurrent employee compensation and benefits	431	469
Noncurrent non-recourse project-finance debt of a variable interest entity	93	-
Other noncurrent liabilities	126	106
Noncurrent income taxes payable	78	43
Noncurrent deferred tax liability	116	122
Total liabilities	3,263	3,031
KBR shareholders' equity
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par value	2,104	2,103
Accumulated other comprehensive loss	(439)	(444)
Retained earnings	998	854
Treasury stock	(281)	(225)
Total KBR shareholders' equity	2,382	2,288
Noncontrolling interests	2	8
Total shareholders' equity	2,384	2,296
Total liabilities and shareholders' equity	$5,647	$5,327

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KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$181	$178
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	29	28
Equity earnings of unconsolidated affiliates	(76)	(47)
Deferred income taxes	(20)	(33)
Other	20	2
Changes in operating assets and liabilities:
Receivables	(183)	(65)
Unbilled receivables on uncompleted contracts	95	70
Accounts payable	(65)	(125)
Advanced billings on uncompleted contracts	261	(79)
Accrued employee compensation and benefits	50	4
Reserve for loss on uncompleted contracts	(9)	(16)
Collection (repayment) of advances from (to) unconsolidated affiliates, net	(4)	3
Distribution of earnings from unconsolidated affiliates	29	17
Other assets	32	(1)
Other liabilities	92	56
Total cash flows provided by (used in) operating activities	432	(8)
Cash flows from investing activities:
Capital expenditures	(19)	(16)
Investment in equity method joint venture	(7)	-
Investment in licensing arrangement	(20)	-
Acquisition of business, net of cash acquired	(10)	-
Other investing activities	-	3
Total cash flows used in investing activities	(56)	(13)
Cash flows from financing activities:
Payments to reacquire common stock	(58)	(21)
Payments of dividends to shareholders	(16)	(16)
Distribution to noncontrolling shareholders, net	(30)	(9)
Net proceeds from issuance of stock	1	-
Payments on long-term borrowings	(4)	-
Return (funding) of cash collateral on letters of credit, net	24	(13)
Total cash flows used in financing activities	(83)	(59)
Effect of exchange rate changes on cash	(21)	12
Increase (decrease) in cash and equivalents	272	(68)
Cash increase due to consolidation of a variable interest entity	22	-
Cash and equivalents at beginning of period	941	1,145
Cash and equivalents at end of period	$1,235	$1,077

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KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,	March 31,
Revenue:	2010	2009	2010
Hydrocarbons:
Gas Monetization	$708	$679	$675
Oil and Gas	104	107	84
Downstream	157	124	133
Technology	35	23	30
Total Hydrocarbons	1,004	933	922
Infrastructure, Government and Power
North America Government and Defense	926	1,394	1,010
International Government and Defense	103	67	94
Infrastructure and Minerals	64	86	73
Power and Industrial	104	111	97
Total Infrastructure, Government and Power	1,197	1,658	1,274
Services	452	498	415
Ventures	13	3	15
Other	5	9	5
Total revenue	$2,671	$3,101	$2,631

Business unit income (loss):
Hydrocarbons:
Gas Monetization	$83	$50	$53
Oil and Gas	13	26	16
Downstream	28	20	22
Technology	17	11	12
Total job income	141	107	103
Gain on disposition of assets	1	-	-
Division overhead	(26)	(24)	(27)
Total Hydrocarbons business group income	116	83	76

Infrastructure, Government and Power:
North America Government and Defense	92	69	36
International Government and Defense	22	21	18
Infrastructure and Minerals	15	20	18
Power and Industrial	15	11	14
Total job income	144	121	86
Division overhead	(39)	(35)	(40)
Total IGP business group income	105	86	46

Services:
Job income	43	41	37
Loss on disposition of assets	(1)	-	-
Division overhead	(17)	(17)	(16)
Total Services business unit income	25	24	21

Ventures:
Job income	8	2	9
Division overhead	(1)	(1)	(1)
Total Ventures business unit income	7	1	8

Other:
Job income	2	2	2
Division overhead	(3)	(2)	(1)
Total Other business unit income	(1)	-	1
Total business unit income	$252	$194	$152

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 KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

	Six Months Ended
	June 30,
Revenue:	2010	2009
Hydrocarbons:
Gas Monetization	$1,383	$1,335
Oil and Gas	188	202
Downstream	290	237
Technology	65	43
Total Hydrocarbons	1,926	1,817
Infrastructure, Government and Power
North America Government and Defense	1,936	2,957
International Government and Defense	197	137
Infrastructure and Minerals	137	172
Power and Industrial	201	215
Total Infrastructure, Government and Power	2,471	3,481
Services	867	973
Ventures	28	11
Other	10	19
Total revenue	$5,302	$6,301

Business unit income (loss):
Hydrocarbons:
Gas Monetization	$136	$115
Oil and Gas	29	44
Downstream	50	26
Technology	29	20
Total job income	244	205
Gain on disposition of assets	1	-
Division overhead	(53)	(45)
Total Hydrocarbons business group income	192	160

Infrastructure, Government and Power:
North America Government and Defense	128	143
International Government and Defense	40	35
Infrastructure and Minerals	33	44
Power and Industrial	29	20
Total job income	230	242
Division overhead	(79)	(71)
Total IGP business group income	151	171

Services:
Job income	80	77
Loss on disposition of assets	(1)	-
Division overhead	(33)	(34)
Total Services business unit income	46	43

Ventures:
Job income	17	10
Gain on sale of assets	-	2
Division overhead	(2)	(1)
Total Ventures business unit income	15	11

Other:
Job income	4	5
Division overhead	(4)	(4)
Total Other business unit income	-	1
Total business unit income	$404	$386

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 KBR, Inc.:  Backlog Information (a)
(Millions)
(Unaudited)

	June 30,	March 31,	December 31,
	2010	2010	2009
Hydrocarbons:
Gas Monetization	$5,899	$6,491	$6,976
Oil and Gas	228	117	109
Downstream	425	482	535
Technology	194	131	154
Total Hydrocarbons	6,746	7,221	7,774

Infrastructure, Government and Power:
North America Government and Defense	987	1,293	1,341
International Government and Defense	1,231	1,280	1,427
Infrastructure and Minerals	133	145	167
Power and Industrial	239	285	338
Total Infrastructure, Government and Power(b)	2,590	3,003	3,273

Services	2,307	2,338	2,302
Ventures	780	780	749
Total backlog	$12,423	$13,342	$14,098

(a)
Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $1.9 billion, $1.9 billion and $2.1 billion at June 30, 2010, March 31, 2010 and December 31, 2009, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $4.1 billion, $4.5 billion and $4.6 billion at June 30, 2010, March 31, 2010 and December 31, 2009, respectively.

As of June 30, 2010, 21% of our backlog was attributable to fixed-price contracts and 79% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of June 30, 2010, March 31, 2010, and December 31, 2009.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.1 billion and $0.3 billion as of June 30, 2010, March 31, 2010 and December 31, 2009, respectively.

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